Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
TALEO CORPORATION,
DOLPHIN ACQUISITION CORPORATION,
PORPOISE ACQUISITION LLC,
VURV TECHNOLOGY, INC.,
AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY
DEREK MERCER
AS STOCKHOLDER REPRESENTATIVE
AND
U.S. BANK NATIONAL ASSOCIATION
AS ESCROW AGENT
Dated as of May 5, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Employment Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Change in Control Agreement Letter

Exhibit D	Form of Lock-up Agreement

Exhibit E-1	Company Support Stockholders

Exhibit E-2	Form of Support Stockholder Written Consent

Exhibit F-1	Form of Certificate of First Merger

Exhibit F-2	Form of Certificate of Second Merger

Exhibit G	U.S. Bank Money Market Accounts

Exhibit H	Form of 280G Waiver

Exhibit I	Form of Legal Opinion of Company Counsel

Exhibit J	Form of Legal Opinion of Parent Counsel

Schedules
Schedule 1.6(a)(iii)	Excluded Company Indebtedness

Schedule 1.6(a)(v)	Change of Control Employees

Schedule 1.6(a)(ix)	Excluded Capital Lease Obligations

Schedule 1.6(a)(xxx)	Key Employees

Schedule 5.13	Terminated Agreements

Schedule 5.23	Liens

Schedule 6.2(x)	Foreign Qualifications

Schedule 7.2(b)	Indemnification Agreements

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CONFIDENTIAL
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 5, 2008 by and among Taleo Corporation, a Delaware corporation (“Parent”), Dolphin Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Porpoise Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“NewLLC”), Vurv Technology, Inc., a Delaware corporation (the “Company”), and with respect to Article VII, Article VIII and Article IX hereof only, Derek Mercer as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association as escrow agent.
RECITALS
     A. The Boards of Directors of each of Parent, Sub, NewLLC and the Company believe it is advisable and in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company and, as part of the same overall transaction, the statutory merger of the First-Step Corporation with and into NewLLC immediately thereafter, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the First Merger and the Second Merger.
     B. Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent and converted into options to purchase common stock of Parent as set forth herein.
     C. Pursuant to the Second Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the First-Step Corporation shall be cancelled without any consideration or other payment therefor.
     D. A portion of the consideration otherwise payable by Parent in connection with the First Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each of the Key Employees shall have executed an employment agreement, each in substantially the forms attached hereto as Exhibit A (each employment agreement, an “Employment Agreement”), with Parent to be effective as of the Effective Time, (ii) Derek Mercer shall have executed a key employee non-competition and consulting agreement, in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”) (iii) each of the Change in Control Employees shall have countersigned a letter relating to such employee’s Change in Control Severance Agreement, in substantially the form attached hereto as Exhibit C (a “Change in Control Agreement Letter”), (iv) the Principal Stockholders shall have entered into Lock-up Agreements with Parent, in substantially the form attached hereto as Exhibit D (a “Lock-up

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Agreement”) and (v) the Company’s Board of Directors shall have unanimously approved this Agreement and the transactions contemplated hereby.
     G. Promptly after the execution and delivery of this Agreement, the Company shall submit to each of the persons and entities identified on Exhibit E-1 (the “Company Support Stockholders”) an irrevocable written consent in substantially the form attached hereto as Exhibit E-2 (the “Support Stockholder Written Consent”).
     H. For United States federal income tax purposes, the parties intend that the Mergers qualify as a tax-free “reorganization” under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Mergers. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Code (“Delaware Law”), Sub shall be merged with and into the Company (the “First Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the First Merger is sometimes referred to hereinafter as the “First-Step Corporation.” Immediately after the Effective Time, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, Parent shall cause the First-Step Corporation to be merged with and into NewLLC pursuant to the applicable provisions of Delaware Law (the “Second Merger”), whereupon the separate corporate existence of the First-Step Corporation shall cease and NewLLC shall continue as the surviving entity (the First Merger and the Second Merger are referred to herein together as the “Mergers”). NewLLC as the surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving LLC.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the First Merger and the Second Merger (the “Closing”) will take place as promptly as practicable, and in any event no more than three (3) Business Days, after the conditions set forth in Article VI hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger and the Second Merger to be consummated by filing or causing to be filed with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit F-1 (the “Certificate of First Merger”), and immediately thereafter a certificate of merger in substantially the form attached hereto as Exhibit F-2 (the “Certificate of Second Merger,” together with

CONFIDENTIAL
the Certificate of First Merger, the “Certificates of Merger”) in accordance with the applicable provisions of Delaware Law, the time of filing of the Certificate of First Merger by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time.”
     1.3 Effect of the Mergers. The effect of the Mergers shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the filing of the Certificates of Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company, Sub and NewLLC shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company, Sub and NewLLC shall become the debts, liabilities and duties of the Surviving LLC.
     1.4 Organizational Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the First-Step Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the First-Step Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vurv Technology, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Corporation and such bylaws.
          (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of the Surviving LLC shall be the certificate of formation of NewLLC as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of formation; provided, however, that at the effective time of the Second Merger, the certificate of formation of the Surviving LLC shall be amended to change the name of the Surviving LLC to “Vurv Technology LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the operating agreement of the Surviving LLC shall be the operating agreement of NewLLC as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such operating agreement.
     1.5 Directors and Officers.
          (a) Directors of First-Step Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the First-Step Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the First-Step Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

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          (b) Officers of First-Step Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the First-Step Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Corporation.
          (c) Directors of Subsidiaries of Surviving LLC. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving LLC shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.
          (d) Officers of Subsidiaries of Surviving LLC. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving LLC shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.
     1.6 Effect of the First Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Aggregate Preferred Liquidation Preference” shall mean the sum of the Series A Preferred Liquidation Preference, the Series B Preferred Liquidation Preference, the Series C Preferred Liquidation Preference and the Series D Preferred Liquidation Preference.
               (ii) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
               (iii) “Cash Consideration” shall mean (A) $36,425,000, minus (B) an amount equal to any Company Indebtedness outstanding as of immediately prior to the Effective Time (other than as set forth on Schedule 1.6(a)(iii)), minus (C) the Third Party Expense Adjustment Amount, minus (D) the Expense Escrow Amount, minus (E) the Employee Severance Amount.
               (iv) “Cash Percentage” shall mean (A) the quotient obtained by dividing (1) the Cash Consideration, by (2) the Merger Consideration minus the Vested Options Value, multiplied by (B) 100.
               (v) “Change of Control Employees” shall mean the employees of the Company identified on Schedule 1.6(a)(v) hereto.
               (vi) “Common Consideration” shall mean (A) the Merger Consideration, minus (B) the Aggregate Preferred Liquidation Preference.

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               (vii) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock, if any, of the Company, taken together.
               (viii) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.
               (ix) “Company Indebtedness” shall mean all liabilities or obligations of the Company (A) for borrowed money, whether secured or unsecured or for the extension of credit, (B) evidenced by letters of credit, capitalized lease obligations, notes, bonds, debentures, derivative or similar instruments, (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), and (D) in the nature of a guarantee of any of the obligations described in clauses (A) through (C) above; provided, that “Company Indebtedness” shall not include up to $9 million outstanding under the SVB Loan Agreement, and (ii) amounts due pursuant to the capitalized lease obligations identified on Schedule 1.6(a)(ix) hereto.
               (x) “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which the Company and its Subsidiaries operate, other than that which affects the Company and its Subsidiaries, taken as a whole, disproportionately; (B) any adverse effect (including any loss of or adverse change in the relationship of the Company or its Subsidiaries with their respective customers, suppliers, partners or similar relationship, and excluding any loss of or adverse change in any employee relationship) directly related to the public announcement or pendency of the transactions contemplated by this Agreement; (C) general economic, market or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (D) any changes (after the date hereof) in GAAP or Law, or (E) the failure of the Company to meet internal financial projections with respect to sales to new customers, provided that the underlying cause of such failure may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition.
               (xi) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any employee, consultant or director of the Company or its Subsidiaries.
               (xii) “Company Preferred Stock” shall mean the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock taken together.
               (xiii) “Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.
               (xiv) “Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

CONFIDENTIAL
               (xv) “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, $0.001 par value per share, of the Company.
               (xvi) “Company Series D Preferred Stock” shall mean the Series D Convertible Junior Preferred Stock, $0.001 par value per share, of the Company.
               (xvii) “Continuing Employee” shall mean each employee of the Company who is an employee of Parent or any of its subsidiaries immediately following the Effective Time.
               (xviii) “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.
               (xix) “Employee Severance Amount” shall mean $375,000.
               (xx) “Escrow Agent” shall mean U.S. Bank National Association or another institution acceptable to Parent and the Stockholder Representative.
               (xxi) “Escrow Amount” shall mean a number of shares of Parent Common Stock issued to the Company Stockholders and placed in escrow in accordance with the terms of this Agreement, equal to the quotient obtained by dividing (A) twelve and one-half percent (12 1/2%) of the Merger Consideration, by (B) the Parent Trading Price.
               (xxii) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses.
               (xxiii) “Excess Third Party Expenses” shall mean Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and, therefore, are not part of the Third Party Expense Adjustment Amount, if any.
               (xxiv) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xxv) “Expense Escrow Amount” shall mean $250,000 to be placed in the Expense Escrow Account in accordance with the terms of this Agreement.
               (xxvi) “Expense Reimbursement Amount” shall mean up to $2.4 million in investment banking, legal and accounting fees and expenses (both paid and unpaid) incurred by the Company in connection with its abandoned initial public offering and the transactions contemplated by this Agreement.
               (xxvii) “FASB” shall mean the Financial Accounting Standards Board.
               (xxviii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

CONFIDENTIAL
               (xxix) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
               (xxx) “Key Employees” shall mean the employees of Company identified on Schedule 1.6(a)(xxx) hereto.
               (xxxi) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Angel Cabrera, Debbie Giambruno, Mike Gibson, Darren Jaffrey, Jim Lewis, Tom Love, Amy McGeorge, Derek Mercer and Mark Silverman.
               (xxxii) “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.
               (xxxiii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
               (xxxiv) “Merger Consideration” shall mean the sum of (A) the Cash Consideration, and (B) the Stock Consideration multiplied by the Parent Trading Price.
               (xxxv) “Option Exchange Ratio” shall mean the quotient obtained by dividing (A) the Per Share Common Merger Consideration, by (B) the Parent Trading Price.
               (xxxvi) “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.
               (xxxvii) “Parent Common Stock” shall mean shares of the Class A common stock, par value $0.0001 per share, of Parent.
               (xxxviii) “Parent Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or results of operations or capitalization of Parent; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any change or changes in the price per share of Parent Common Stock or a change in the trading volume of Parent Common Stock (but not the underlying cause of such change or the effects therefrom); (B) any failure to meet or otherwise satisfy analyst or other third party expectations relating to the results of Parent’s operations (but, in each case, not the underlying cause of such failure or the effects therefrom); (C) any occurrence or occurrences relating to the industry in which the Parent operates, other than that which affects Parent disproportionately; (D) any adverse effect (including any loss of or adverse change in the relationship of Parent or its subsidiaries with their respective customers, suppliers, partners or similar relationship, and excluding any loss of or adverse change in any employee relationship) directly related to the public announcement or pendency of the transactions contemplated by this Agreement; (E) general economic,

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market or political conditions (including acts of terrorism or war) that do not disproportionately affect Parent; or (F) any changes (after the date hereof) in GAAP or Law.
               (xxxix) “Parent Option” shall mean any option to purchase shares of Parent Common Stock assumed pursuant to the terms of Section 1.6(c) hereof in connection with the assumption of a Company Option.
               (xl) “Parent Trading Price” shall mean the average of the daily closing price of a share of Parent Common Stock as reported by The Nasdaq Stock Market for the thirty (30) trading days ending three (3) Business Days prior to the Closing Date.
               (xli) “Per Share Common Merger Consideration” shall mean that amount obtained by dividing (A) the Common Consideration, by (B) the Total Outstanding Common Shares.
               (xlii) “Per Share Series A Preferred Liquidation Preference” shall mean Merger Consideration in an amount equal to the sum of (A) $1.00, plus (B) $0.02 per calendar quarter (prorated on a daily basis for partial periods), compounded quarterly, from November 6, 2003 through and as of the Closing Date, minus (C) the amount of all declared but unpaid dividends.
               (xliii) “Per Share Series B Preferred Liquidation Preference” shall mean Merger Consideration in an amount equal to the sum of (A) $2.50, plus (B) $0.05 per calendar quarter (prorated on a daily basis for partial periods), compounded quarterly, from December 28, 2004 through and as of the Closing Date, minus (C) the amount of all declared but unpaid dividends.
               (xliv) “Per Share Series C Preferred Liquidation Preference” shall mean Merger Consideration in an amount equal to the sum of (A) $3.88, plus (B) $0.0776 per calendar quarter (prorated on a daily basis for partial periods), compounded quarterly, from May 15, 2006 through and as of the Closing Date, minus (C) the amount of all declared but unpaid dividends.
               (xlv) “Per Share Series D Preferred Liquidation Preference” shall mean Merger Consideration in an amount equal to the sum of (A) $4.25, plus (B) $0.085 per calendar quarter (prorated on a daily basis for partial periods), compounded quarterly, from January 11, 2007 through and as of the Closing Date, minus (C) the amount of all declared but unpaid dividends.
               (xlvi) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
               (xlvii) “Plan” shall mean the Company’s Stock Option Plan, as amended and restated as of March 23, 2006.
               (xlviii) “Principal Stockholders” shall mean, collectively, Derek Mercer, QuestMark Partners II, L.P., QuestMark Partners Side Fund II, L.P., Tudor Ventures II, L.P., The Raptor Private Portfolio LP and The Altar Rock Private Portfolio LP.
               (xlix) “Pro Rata Portion” shall mean, with respect to each Stockholder (other than a Stockholder holding Dissenting Shares who does not effectively withdraw or lose such

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Stockholder’s dissenter’s rights as contemplated by Section 1.8(b) hereof), an amount equal to the quotient obtained by dividing (A) the number of shares of Company Common Stock and Company Preferred Stock owned by such Stockholder as of immediately prior to the Effective Time by (B) the total number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares held by Stockholders who do not effectively withdraw or lose such holders’ dissenters’ rights as contemplated by Section 1.8(b) hereof).
               (l) “Related Agreements” shall mean the Nondisclosure Agreement, the Change in Control Agreement Letters, the Certificates of Merger and all other agreements and certificates entered into by the Company in connection with the transactions contemplated herein.
               (li) “Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least 90% of the outstanding Company Capital Stock.
               (lii) “SEC” shall mean the United States Securities and Exchange Commission.
               (liii) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (liv) “Series A Preferred Liquidation Preference” shall mean that amount obtained by multiplying (A) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (B) the Per Share Series A Preferred Liquidation Preference, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).
               (lv) “Series B Preferred Liquidation Preference” shall mean that amount obtained by multiplying (A) the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (B) the Per Share Series B Preferred Liquidation Preference, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).
               (lvi) “Series C Preferred Liquidation Preference” shall mean that amount obtained by multiplying (A) the aggregate number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (B) the Per Share Series C Preferred Liquidation Preference, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).
               (lvii) “Series D Preferred Liquidation Preference” shall mean that amount obtained by multiplying (A) the aggregate number of shares of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (B) the Per Share Series D Preferred Liquidation Preference, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

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               (lviii) “Statement of Expenses” shall mean the statement of Estimated Third Party Expenses as of the Closing Date delivered by the Company to Parent at least three (3) Business Days prior to the Closing Date, such statement showing detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company, as well as the Third Party Expenses that are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, the form of such statement reasonably acceptable to Parent and certified as true and correct by the Company’s Chief Financial Officer.
               (lix) “Stock Consideration” shall mean 4,100,000 shares of Parent Common Stock.
               (lx) “Stockholder” shall mean any holder of any Company Capital Stock or Vested Company Options immediately prior to the Effective Time.
               (lxi) “Stock Percentage” shall mean (A) one hundred percent (100%), minus (B) the Cash Percentage.
               (lxii) “SVB Loan Agreement” shall mean that certain Loan and Security Agreement dated November 26, 2006, by and between Silicon Valley Bank, the Company and KnowledgePoint, LLC.
               (lxiii) “Third Party Expenses” shall mean all fees and expenses incurred in connection with the Mergers, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby, as well as the legal, accounting and investment banking fees and expenses of the Company incurred in connection with its abandoned public offering.
               (lxiv) “Third Party Expense Adjustment Amount” shall mean the difference between (A) the Estimated Third Party Expenses and (B) the Expense Reimbursement Amount; provided, that if the Estimated Third Party Expenses are less than or equal to the Expense Reimbursement Amount, the “Third Party Expense Adjustment Amount” shall be $0.
               (lxv) “Total Outstanding Common Shares” shall mean the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Common Stock issuable upon conversion or exercise of securities convertible into or exercisable for Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that “Total Outstanding Common Shares” shall not include (1) the aggregate number of shares of Company Common Stock that are issuable upon full exercise, exchange or conversion of all Unvested Company Options or (2) the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series D Preferred Stock that are outstanding as of the Effective Time.
               (lxvi) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

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               (lxvii) “Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not vest as a result of the occurrence of the First Merger.
               (lxviii) “Vested Company Option” shall mean any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, or vests as a result of the occurrence of the First Merger.
               (lxix) “Vested Option Parent Shares” shall mean the number of whole shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock that are issuable upon full exercise of Vested Company Options immediately prior to the Effective Time, multiplied by (2) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.
               (lxx) “Vested Options Value” shall mean the product obtained by multiplying (A) the Vested Option Parent Shares, by (B) the Parent Trading Price.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for avoidance of doubt, Company Options, which shall be treated as provided for in Section 1.6(c) below, and shares of Company Capital Stock held by the Company, which shall be treated as provided for in Section 1.6(d) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, such portion of the Merger Consideration as set forth below:
               (i) each outstanding share of Company Series A Preferred Stock will be converted automatically into the right to receive the Per Share Series A Preferred Liquidation Preference;
               (ii) each outstanding share of Company Series B Preferred Stock will be converted automatically into the right to receive the Per Share Series B Preferred Liquidation Preference;
               (iii) each outstanding share of Company Series C Preferred Stock will be converted automatically into the right to receive (A) the Per Share Series C Preferred Liquidation Preference and (B) the Per Share Common Merger Consideration;
               (iv) each outstanding share of Company Series D Preferred Stock will be converted automatically into the right to receive the Per Share Series D Preferred Liquidation Preference;
               (v) each outstanding share of Company Common Stock will be converted automatically into the right to receive the Per Share Common Merger Consideration;
               (vi) the Per Share Series A Preferred Liquidation Preference, Per Share Series B Preferred Liquidation Preference, Per Share Series C Preferred Liquidation Preference, Per Share Series D Preferred Liquidation Preference and the Per Share Common Merger Consideration shall each be paid the Cash Percentage in cash and the Stock Percentage in shares of Parent Common Stock, with the

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Stock Consideration issuable to a Stockholder being paid in such number of shares of Parent Common Stock as is equal to the quotient obtained by dividing (A) the dollar amount due to be paid in shares of Parent Common Stock by (B) the Parent Trading Price.
               (vii) for purposes of calculating the number of shares of Parent Common Stock issuable and the amount of cash payable to each Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis. The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Stockholder for each share certificate shall be rounded down to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; provided, however, that the maximum number of shares of Parent Common Stock issuable to Stockholders and amount of cash payable pursuant to the First Merger shall not exceed (1) the Stock Consideration less the Vested Option Parent Shares and (2) the Cash Consideration, respectively; and
               (viii) notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.8 hereof.
          (c) Treatment of Company Options.
               (i) Effect on Company Options. As soon as practicable following the Closing but effective as of the Effective Time, each Company Option shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 1.6(c) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent, and (c) each such assumed Company Option shall include the right to exercise the option through a so-called “broker-assisted cashless exercise.” The assumption of Company Options pursuant to this Section 1.6(c), with respect to any options intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. Within fifteen (15) Business Days after the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Options by Parent.
               (ii) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, all agreements related to Company Common Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

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          (d) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company or any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.
          (e) Adjustments to Parent Common Stock. If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock to be delivered as consideration hereunder shall be appropriately adjusted so that each holder of Company Stock Certificates shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.
          (f) Withholding Taxes. The Company, and on its behalf Parent and the Surviving LLC, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the Cash Consideration payable to the Stockholder, provided that if such Cash Consideration is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of the Stock Consideration issuable to the Stockholder. The number of shares of Stock Consideration, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the Parent Trading Price, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (g) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the First-Step Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Corporation.
          (h) Allocation of Shares of Company Capital Stock. With respect to each holder of shares of the Company Capital Stock that is a corporation, the Cash Consideration shall be received by such holder in exchange for its most recently acquired shares of Company Capital Stock (in inverse order of the acquisition thereof, from most recently acquired to least recently acquired) to the extent of the value of such shares as of the Effective Time. With respect to each holder of shares of the Company Capital Stock that is not a corporation, the Cash Consideration shall be received by such holder in exchange for its most recently acquired shares of Company Capital Stock other than Company Capital Stock acquired by such holder one year or less before the Closing Date (in inverse order of the acquisition thereof, from most recently acquired to least recently acquired) to the extent of the value of such shares as of the Effective Time. For the purposes hereof, a holder shall be considered to have acquired a share of Company Capital Stock on the date on which such holder acquired such share or, if earlier, on the date on which such holder acquired an interest in a predecessor of the Company in respect of which interest it received its share of Company Capital Stock in a carryover basis transaction; provided that, in the event a

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holder acquired a share of Company Capital Stock by gift or bequest, such share shall be considered to have been acquired by such holder on the date such share was acquired by the donor or decedent.
          (i) Payment of Company Expenses. All Third Party Expenses of the Company that are not Excess Third Party Expenses shall be paid as follows:
               (i) The Expense Reimbursement Amount shall be paid at Closing (to the extent not previously paid) by Parent without regard to and exclusive of the Merger Consideration, in accordance with the instructions provided to Parent by the Company, as set forth on the Statement of Expenses;
               (ii) The Third Party Expense Adjustment Amount shall be paid at Closing by Parent and deducted from the Cash Consideration; and
               (iii) All Excess Third Party Expenses shall be paid out of the Escrow Fund in accordance with Section 7.2(a)(v) of this Agreement.
     1.7 Effect of Second Merger on Capital Stock. At the effective time of the Second Merger, each share of capital stock of the First-Step Corporation issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration or other payment therefor. At the effective time of the Second Merger, each membership interest in NewLLC issued and outstanding immediately prior to the effective time of the Second Merger shall remain issued and outstanding and shall not be effected by the Second Merger.
     1.8 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Delaware Law, as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.4 hereof, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the

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Surviving LLC or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.
     1.9 Surrender of Certificates.
          (a) Exchange Agent. Computershare Investor Services LLC shall serve as the exchange agent (the “Exchange Agent”) for the First Merger.
               (i) Parent to Provide Consideration. On or prior to the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that Parent shall (i) deposit into the Escrow Fund a number of shares equal to the Escrow Amount, (ii) deposit into the Escrow Fund the amount of cash equal to the Employee Severance Amount and (iii) deposit into the Expense Escrow Account, on behalf of the Stockholders, cash in an amount equal to the Expense Escrow Amount, to be held by the Expense Escrow Agent pursuant to Section 7.6 hereof, in each case out of the aggregate Merger Consideration otherwise payable to the Company Stockholders pursuant to Section 1.6 hereof; provided, however, that the Expense Escrow Amount will not include the Pro Rata Portion of the Expense Escrow Amount for any Stockholder who exercises its dissenters rights pursuant to Section 1.8, in which case Parent shall set aside such Stockholder’s Pro Rata Portion along with the amount of cash that such Stockholder would otherwise be entitled to receive pursuant to Section 1.6. For purposes of determining the Merger Consideration to be so deposited, Parent shall assume that no holder of shares of Company Capital Stock will perfect appraisal rights with respect to such shares. Any cash deposited with the Exchange Agent or the Escrow Agent shall not be used for any purpose other than as set forth in this Article I and Article VII and any cash deposited with the Escrow Agent shall be invested by the Escrow Agent as directed by Parent or the Surviving LLC in the case of the Employee Severance Amount or the Stockholder Representative in the case of the Expense Escrow Account in (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. Absent such direction from Parent or the Surviving LLC, any cash deposited with the Escrow Agent shall be invested in a money market account as set forth on Exhibit G hereto. The earnings and interest thereon shall be paid as Parent directs in the case of the Employee Severance Amount and as the Stockholder Representative directs in the case of the Expense Escrow Amount.

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          (b) Exchange Procedures. As soon as practicable, but in no event more than three (3) Business Days, following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in Parent’s standard form to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After receipt of such letter of transmittal and any other documents that Parent or the Exchange Agent may require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock (less the Pro Rata Portion of the number of shares to be deposited in the Escrow Fund pursuant to Section 1.9(a)(i) hereof and Article VII hereof) and the cash payment to which such holder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portions of the Employee Severance Amount and the Expense Escrow Amount to be deposited in the Expense Escrow Account pursuant to Section 1.9(a)(i) hereof and Article VII hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and cash into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.
          (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
          (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (e) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving LLC, nor any party hereto shall be liable to a holder of shares

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of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Exchange Agent to Return Undistributed Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(f) and which are subsequently delivered to the holders of Company Stock Certificates.
     1.10 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock issued and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving LLC of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving LLC for any reason, they shall be cancelled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.12 Tax Consequences. Parent, Sub, NewLLC and Company (i) intend that the Mergers shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, (iii) shall report the Mergers (if such Person has tax reporting obligations in respect thereof) as a single statutory merger of the Company with and into Parent qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, and (iv) by executing this Agreement, adopt a plan of tax-free reorganization within the meaning of Treasury Regulations Sections 1.368 2(g) and 1.368 3. However, no party hereto makes any representations or warranties regarding the tax treatment of the First Merger or the Second Merger, or any of the tax consequences relating to the First Merger or the Second Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. Each party hereto acknowledges that it is relying solely on its own tax advisors in

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connection with the First Merger and the Second Merger, this Agreement and the other transactions and agreements contemplated hereby.
     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving LLC and the officers and directors of Parent and the Surviving LLC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) the Company hereby represents and warrants to Parent, Sub and NewLLC on the date hereof and as of the Effective Time, as follows:
     2.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Company and its Subsidiaries, taken as a whole. The Company has delivered a true and correct copy of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights.
          (c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities.

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     2.2 Company Capital Structure
          (a) The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, of which 13,022,538 are issued and outstanding, 17,200,000 shares of Series A Convertible Preferred Stock, all of which are issued and outstanding, 4,480,000 shares of Series B Convertible Preferred Stock, all of which are issued and outstanding, 1,288,660 shares of Series C Convertible Preferred Stock, all of which are issued and outstanding and 1,882,353 shares of Series D Convertible Junior Preferred Stock, 1,853,388 of which are issued and outstanding. The Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock are convertible on a one-share for one-share basis into Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Schedule. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.2(a)(i) of the Disclosure Schedule which further sets forth each such Person’s (a) address, (b) the number of shares of Company Capital Stock held by such Person (including whether such shares are Company Common Stock, Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock or the Company Series D Preferred Stock), (c) the respective certificate number(s) representing such shares, (d) the liquidation preference and conversion ratio applicable to each share of Company Preferred Stock, and (e) the date of acquisition of such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. No shares of Company Capital Stock are unvested. For purposes of this Agreement, a share of Company Capital Stock shall be deemed “unvested” if such share is not vested or is subject to a risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company. The Company has no other capital stock authorized, issued or outstanding.
          (b) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 4,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 3,566,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 62,687 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof and (iii) 371,313 shares remain available for future grant. As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding

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Company Option the name of the holder of such option, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
          (c) Except for the Company Preferred Stock and Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Mergers, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (d) Section 2.2(d) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding loans from the Company to any Stockholder.
          (e) The allocation of the Merger Consideration set forth in Section 1.6(b) hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.
          (f) The information contained in Section 2.2(a)(i) of the Disclosure Schedule will be complete and correct as of the Closing Date.

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     2.3 Subsidiaries.
          (a) Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
          (b) Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”).
          (c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
          (d) Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted.
          (e) Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Subsidiary. A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent.
          (f) Section 2.3(f) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.
          (g) Except as set forth in Section 2.3(g) of the Disclosure Schedule, no Subsidiary has conducted its business under any other name.
          (h) All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person, other than agreements between the Company and any Subsidiary.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions

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contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. The vote required to approve this Agreement and the transactions contemplated hereby by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.
     2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) assuming that all consents, approvals and other authorizations described in Section 2.5 of the Disclosure Schedule have been obtained and that all filings and other actions described in Section 2.5 of the Disclosure Schedule have been made or taken, any material mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except with respect to clauses (ii) and (iii) for any such Conflicts that would not individually or in the aggregate prevent or materially delay consummation of the First Merger or Second Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or that would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the First Merger or Second Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time and after the effective time of the Second Merger so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Effective Time. The terms and conditions of the Contracts do not require the payment of any additional amounts or consideration as a result of the consummation of the Mergers, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court,

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tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) the filing of a certificate of merger with respect to the Second Merger with the Secretary of State of the State of Delaware and (vi) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of January 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Year-End Financials”), (ii) the unaudited consolidated balance sheet as of October 31, 2007, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine (9) month period then ended, (iii) the unaudited consolidated balance sheet as of January 31, 2008 (the “Current Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended, and (iv) the unaudited consolidated balance sheet as of March 31, 2008, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the two (2) month period then ended ((ii), (iii) and (iv), the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Current Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K promulgated under the Securities Act) with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or

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limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC). As of the Closing Date, the Closing Financials (x) will be true and correct in all material respects and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (y) will present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.
     2.8 Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which management of the Company believes, without having conducted an evaluation of such controls, are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition use or disposition of the assets of the Company and its Subsidiaries. To the Company’s Knowledge and except as set forth on Section 2.8 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, any Employee thereof, or the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness since February 1, 2008 in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
     2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) in excess of $50,000 individually or $100,000 in the aggregate, except for those which (i) have been reflected in the unaudited consolidated balance sheet of the Company as of the Current Balance Sheet Date, (ii) have arisen in the ordinary course of business consistent with past practices since the Current Balance Sheet Date, (iii) are Third Party Expenses, or (iv) are liabilities or obligations incurred in connection with the transactions contemplated hereby.
     2.10 No Changes. From April 10, 2008 through the date hereof, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) except as set forth on Section 2.10(c) of the Disclosure Schedule, there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 4.1 hereof.

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     2.11 Accounts Receivable.
          (a) The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Current Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied to the Company’s Knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Except for Silicon Valley Bank, no person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practices.
     2.12 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) Except as set forth in Section 2.12(b)(i) of the Disclosure Schedules, the Company and each of its Subsidiaries have (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.
               (ii) The Company and each of its Subsidiaries have paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate authorities.

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               (iii) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, or has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
               (v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Current Balance Sheet Date other than in the ordinary course of business. The Company and each of its Subsidiaries have identified all uncertain tax positions contained in all Returns filed by the Company or its Subsidiaries and, except as set forth in Section 2.12(b)(v) of the Disclosure Schedule, have established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since inception.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.
               (viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) Section 2.12(b)(ix) of the Disclosure Schedule sets forth the following information with respect to the Company and each of its Subsidiaries: (1) the basis of the Company and each of its Subsidiaries in its assets; (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and

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(3) the amount of any deferred gain or loss allocable to the Company and each of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.
               (x) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
               (xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xiii) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.
               (xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481 of the Code prior to the Closing, (b) closing agreement under Section 7121 of the Code entered into prior to the Closing, (c) deferred intercompany gain or excess loss account as of the Closing under Treasury Regulations under Section 1502 of the Code (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition prior to the Closing or (e) receipt of a prepaid amount prior to Closing.
               (xv) The Company and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvi) To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code, in good faith and pursuant to IRS Notices 2005-1, 2006-100 and 2007-89 for the years 2005, 2006 and 2007.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to an Employee penalty and Company reporting obligations and related penalties, if any, under Section 409A of the Code.

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     2.13 Restrictions on Business Activities. Except as set forth in Section 2.13 of the Disclosure Schedule there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.
          (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, could constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owe any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (c) The Leased Real Property is sufficient and otherwise suitable for the conduct of the business as presently conducted.
          (d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material

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assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described in Section 2.14(a) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. The Company and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.
          (e) Section 2.14(e) of the Disclosure Schedule lists, as of March 31, 2008, all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.15 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
               “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
               “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries and all such Company Intellectual Property are identified in Section 2.15(a) of the Disclosure Schedule.

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               “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.
          (b) Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and identifies which of such Company Registered Intellectual Property is material to the business of the Company or any of its subsidiaries, as presently conducted or currently contemplated by the Company to be conducted (the “Material Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including without limitation any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. Section 2.15(b)(2) of the Disclosure Schedule lists all products, technologies and services (including products, technologies and services currently under development) owned or purported to be owned, exclusively licensed or offered by the Company or any of its Subsidiaries.
          (c) Except as set forth on Section 2.15(c)(1) of the Disclosure Schedule, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 2.15(c)(2) of the Disclosure Schedule, there are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, except as set forth on Section 2.15(c)(3) of the Disclosure Schedule, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property will be fully transferable, alienable and/or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company or any of its Subsidiaries, is free and clear of any Liens, other than those set

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forth on Section 2.15(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) To the extent that any Intellectual Property that is material to the business of the Company has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or its Subsidiaries have a written agreement with such person with respect thereto, and the Company or its Subsidiaries thereby have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all moral rights, except as set forth in Section 2.15(f) of the Disclosure Schedule.
          (g) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person or (ii), except as set forth on Section 2.15(g) of the Disclosure Schedule, permitted the Company’s or any Subsidiary’s rights in such Company Intellectual Property to enter into the public domain.
          (h) Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule, or (iii) as otherwise set forth in Section 2.15(h) of the Disclosure Schedule, all Intellectual Property that is used in or necessary to the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated by the Company to be conducted by the Company or any of its Subsidiaries was written and created solely by either (i) employees of the Company or any of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries, and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule and (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights that are used in, necessary to or otherwise would be infringed by the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or currently planned by the Company to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service (including without limitation products, technology or services currently under development). Other than the Open Source Software listed in Section 2.15(u), Section 2.15(i)(2) of the Disclosure Schedule sets forth all third party software (including without limitation hardware embedded software) and any other third party Intellectual Property that is used in or necessary to the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or currently planned by the Company to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service. Section 2.15(i)(2) of the Disclosure Schedule also specifies in general categories how such Intellectual Property is used by the Company or any of its Subsidiaries, under what licenses, and whether there is or has been any failure to comply with the terms of these licenses (including without limitation any failure to make timely payments).

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          (j) Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule and (iii) nonexclusive licenses and related agreements with respect thereto of the Company’s or any Subsidiary’s products to end users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end user license and related agreements including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule), Section 2.15(j) of the Disclosure Schedule lists all material contracts, licenses and agreements to which the Company is a party with respect to any Company Intellectual Property or other Intellectual Property.
          (k) Except as set forth on Section 2.15(k) of the Disclosure Schedule, no third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.
          (l) Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, and (ii) other non exclusive licenses and related agreements with respect thereto of the Company’s or any Subsidiary’s products to end users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end user license including attachments (which is or are included in Section 2.15(l) of the Disclosure Schedule), Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty, that is not capped to a maximum amount of liability no greater than $100,000 or the amounts paid under such agreements, to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries.
          (m) There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or currently planned by the Company to be conducted under which there is any ongoing or, to the Knowledge of the Company, threatened action, claim or proceeding or, to the Knowledge of Company, other dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
          (n) The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is currently contemplated by the Company to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of any product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries does not infringe or misappropriate, and will not infringe or misappropriate, when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and, except as set forth

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in Section 2.15(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (p) To the Knowledge of the Company, except as set forth on Section 2.15(p) of the Disclosure Schedule, no Person is infringing or misappropriating any Company Intellectual Property.
          (q) The Company and its Subsidiaries have taken all reasonable steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other person to the Company or any of its Subsidiaries. Without limiting the foregoing, (i) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached to Section 2.15(q)(i) of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)), (ii) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached to Section 2.15(q)(ii) of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”)) and (iii) except as set forth on Section 2.15(q)(iii) of the Disclosure Schedule, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.
          (r) Except as set forth on Section 2.15(r) of the Disclosure Schedule, no Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.
          (s) To the Knowledge of the Company, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its

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Subsidiaries constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (t)
               (i) (a) No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third parties (other than private investors, lenders, and other similar non-governmental funding sources in the ordinary course of business) was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
               (ii) To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
          (u) Section 2.15(u) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any Company product or service in any way and describes the manner in which such Open Source Software was used and/or incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company product or service). Neither the Company nor any Subsidiary has used and/or incorporated Open Source Software in any manner that would, as the business of the Company is currently conducted or currently contemplated by Company to be conducted, (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company product or service, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company product or service. With respect to any Open Source Software that is or has been used and/or incorporated by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been made reasonably accessible to Parent.
          (v) Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(v) of the Disclosure Schedule and warranties implied by law which cannot be disclaimed, neither the Company nor any of its Subsidiaries has given any warranties or

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indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
          (w) The Company has provided Parent a schedule of product and service releases which schedule is included in Section 2.15(w) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products and services on such schedule of releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.
          (x) Except as set forth in Section 2.15(x) of the Disclosure Schedule, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company.
          (y) Section 2.15(y) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Company or any of its Subsidiaries through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person. The Company and each of its Subsidiaries has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy (including the laws of Australia, Canada, the United States, the European Union, and, to the Knowledge of the Company, any other countries) and with the Company’s and any Subsidiary’s privacy policies. Copies of all current and prior (beginning with 2003) privacy policies of the Company or any of its Subsidiaries that apply to the Company Sites or the Company Services are attached to Section 2.15(y) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including without limitation the laws and regulations applicable in Canada, the European Union and the United States), and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.
          (z) With respect to all Personally Identifiable Information described in Section 2.15(y) of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. Except as set forth in Section 2.15(y) of the Disclosure Schedule, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

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          (aa) Section 2.15(aa) of the Disclosure Schedule sets forth the Company’s and any Subsidiary’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the products and services of the Company or any of its Subsidiaries.
          (bb) All products and services (and all parts thereof) of the Company or any of its Subsidiaries are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Company or any of its Subsidiaries or data or other software of users (“Contaminants”). The Company and each of its Subsidiaries endeavors to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.15(bb) of the Disclosure Schedule.
          (cc) The Company and each of its Subsidiaries has taken the steps and implemented the procedures specified in Section 2.15(cc) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company from Contaminants. The Company and each of its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.15(cc) of the Disclosure Schedule. Except as set forth in Section 2.15(cc) of the Disclosure Schedule, there have been no material unauthorized intrusions or breaches of the security of information technology systems.
     2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):
          (a) Neither Company nor any of its Subsidiaries is a party to, or is it bound by:
               (i) any (1) employment, contractor or consulting agreement, (2) contract or commitment with an Employee or individual consultant, contractor, or salesperson, (3) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (4) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;
               (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any collective bargaining, union or works council agreements;
               (v) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;
               (vi) any agreement that provides for surety, guaranty or indemnification obligations;

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               (vii) any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;
               (viii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (x) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate;
               (xi) any construction contracts;
               (xii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;
               (xiii) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
               (xiv) any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing product;
               (xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;
               (xvi) any other agreement, Contract, lease or commitment, including without limitation, any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $50,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days ; or
               (xvii) any Contract with respect to version 7.1 or higher of Company’s recruitment software which (A) permits any customer of the Company or any of its Subsidiaries to make customer specific modifications to any source code (“Customize” or “Customization”) for such software or (B) requires or in any way obligates Company or any of its Subsidiaries to Customize such software (whether to provide maintenance for or enhancements to such software, or for any other purpose), or under which Company or any of its Subsidiaries have provided any such software Customization.
          (b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its

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Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. The Company is in material compliance with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any of its Subsidiaries or any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.
          (c) The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the First Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof through the Effective Time.
          (d) All outstanding indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.
     2.17 Interested Party Transactions. Except as set forth in Section 2.17(a) of the Disclosure Schedule, no officer, director or other Stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. Except for the agreements set forth in Section 2.17(b) of the Disclosure Schedule, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.
     2.18 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

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     2.19 Litigation. There is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no material action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.20 Minute Books. The minutes of the Company and each of its Subsidiaries delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since November 1, 2003. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
     2.21 Environmental Matters.
          (a) Neither the Company nor any of its Subsidiaries (i) has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability, (v) has been and is in compliance with all Environmental Laws, and (vi) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

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          (b) For the purposes of this Section 2.21, (i) ”Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) ”Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) ”Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.
     2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.22(a)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 2.22(a)(i) of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.22(a)(ii) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses incurred, or expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.
     2.23 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “CFRA” shall mean the California Family Rights Act of 1993, as amended.
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan (other than any plan, program, policy or other arrangement maintained or sponsored by any Governmental Entity).

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               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Consultant” shall mean any individual providing (or who has in the past provided) services to the Company or any of its Subsidiaries or any ERISA Affiliate who is not an employee or a Director.
               “Director” shall mean an individual who is not an employee and who serves or has served as a member of the Board of Directors of the Company.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, Consultant or Director of the Company or any of its Subsidiaries or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten .
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue

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a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, or retirement or following separation from service.
          (b) Schedule. Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment to: (i) establish any new Company Employee Plan or Employee Agreement; (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement. Section 2.23(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company, any of its Subsidiaries and any ERISA Affiliate as of a date that is not more than five (5) Business Days before the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a service, consulting or advisory relationship with the Company nor any of its Subsidiaries and a brief description of such relationship. No Company Employee Plan permits by its terms participation in or provides benefits to any Consultant or Director. The representations and warranties in each subsection of this Section 2.23 are qualified by and are subject to any disclosures set forth in Section 2.23 of the Disclosure Schedule.
          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) the form of all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination test reports and summaries, if any are required, for each Company Employee Plan for the three most recent plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; (xii) all HIPAA Privacy Notices, the form of notices of creditable coverage, and all Business Associate Agreements to the extent required under HIPAA; and (xiii) all IRS determination or opinion letter issued, and all applications and correspondence with the IRS and/or the DOL with respect to such application or letter with respect to each Company Employee Plan that is intended to be a tax-qualified plan.

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          (d) Employee Plan Compliance. The Company and each of its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries and each ERISA Affiliate has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plan or Funded Welfare Plans or MEWAs. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise been part of any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.
          (f) No Self Insured Plan. Except as set forth in Section 2.23(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any Company Employee Plan that provides welfare benefits to employees on a self insured basis (including any such plan pursuant to which a stop loss policy or contract applies) and no Company Employee Plan that provides welfare benefits to employees is self insured.
          (g) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained,

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established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CFRA; HIPAA. The Company and each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”) and any similar provisions of state law applicable to its Employees and the applicable Company Employee Plan.
          (j) Effect of Transaction. Except for the agreements set forth in Section 2.23(j) of the Disclosure Schedule, a Change of Control Trigger will not (1) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee (an “Employee Payment”), (2) result in any forgiveness of indebtedness, (3) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (4) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code ((1) through (4) together, the “Change of Control Benefits”). “Change of Control Trigger” shall mean either (x) the execution and delivery of this Agreement, (y) the approval by the Stockholders of the First Merger, this Agreement or the consummation of the transactions contemplated hereby, or (z) the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service). “Change of Control Agreement” shall mean each Company Employee Plan and each Employee Agreement under which a Change of Control Trigger will or could result in any Change of Control Benefits (without regard to any amendment(s) thereto entered into in accordance with the Recitals of this Agreement). Section 2.23(j) of the Disclosure Schedules lists all Change of Control Agreements.
          (k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.23(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Section 409A; Stock Options and Other Equity Awards.

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               (i) Section 2.23(l)(i) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code, after taking into account any applicable exemptions under Treasury Regulations and other guidance issued with respect to Section 409A) sponsored or maintained by the Company or any of its Subsidiaries. Since January 1, 2005, each such nonqualified deferred compensation plan has been operated in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of a plan failure as described in Section 409A(a)(1)(A) of the Code with respect to any arrangements or agreements in effect prior to the Effective Time.
               (ii) Except as set forth in Section 2.23(l)(ii) of the Disclosure Schedule, each Company Option, stock appreciation right other similar right to acquire Company Common Stock or other Capital Stock of the Company or capital stock of any Subsidiary (i) has an exercise price that has never been less than the fair market value of the underlying equity as of the date such Company Stock Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or any Subsidiary that is “service recipient stock” (within the meaning of Section 409A and the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements provided to Parent.
          (m) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of its Employees relating to any Employee in his or her capacity as an Employee of the Company, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee under any worker’s compensation policy or long-term disability plan. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate.

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Section 2.23(m) of the Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any Employee, that result from the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any person as an exempt employee rather than as a non-exempt employee.
          (n) Labor. No work stoppage, labor strike, or other labor dispute against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has ever taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plan closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or any Subsidiary’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.
          (p) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries). Except as required by law, no condition exists that would prevent the Parent, the Company or the Surviving LLC or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for

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benefits). To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entity so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
          (q) Foreign Employees. Except as would not individually or in the aggregate have a Company Material Adverse Effect:
               (i) all Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director or consultant of or to the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than as mandated by local law).
               (ii) no promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount.
     2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.25 Compliance with Laws. The Company and each of its Subsidiaries has materially complied and is in material compliance with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local, statute, Law or regulation with respect to the operations and all assets and properties of the Company and each of its Subsidiaries (including, without limitation, all Leased Real Property).
     2.26 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls,

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including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business. Without limiting the foregoing:
          (a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
          (d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and
          (e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
     2.27 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
     2.29 Substantial Customers and Suppliers; Customer Information.
          (a) Section 2.29(a) of the Disclosure Schedule lists, for each of the 100 largest customers of the Company and its Subsidiaries taken as a whole on the basis of revenues collected or accrued for the twelve month period ending on the Current Balance Sheet Date (each, a “Top Customer”), the information set forth on Section 2.29(a) of the Disclosure Schedule.
          (b) Section 2.29(b) of the Disclosure Schedule lists the 25 largest suppliers of the Company and its Subsidiaries taken as a whole on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date (each a “Top Supplier”).

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          (c) Except as set forth in Section 2.29(c) of the Disclosure Schedule, no Top Customer or Top Supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries since the beginning of such twelve month period ending on the Current Balance Sheet Date, or (ii) delivered written notice to the Company of its intent to cease or materially reduce such purchases or sales or provision of services.
          (d) Except as set forth in Section 2.29(d) of the Disclosure Schedule and to the extent that the Company and its Subsidiaries have any confidentiality or trade secret rights, if any, with respect to any customer lists, the Company and its Subsidiaries have sole and exclusive ownership of, free and clear of any Liens, of such rights (“Customer Information”), and to the Knowledge of the Company and without inquiry or investigation, no person other than the Company or any of its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.
     2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.
     2.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     2.32 Information Statement. The information prepared by the Company furnished on or in any document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement, the transactions contemplated hereby and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND NEWLLC
     Each of Parent, Sub and NewLLC hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NewLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Sub and NewLLC has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

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     3.2 Authority. Each of Parent, Sub and NewLLC has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, Sub and NewLLC. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.
     3.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by Parent, Sub and NewLLC of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Parent, Sub or NewLLC will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent, Sub or NewLLC or by which its or any of their respective properties, rights or assets is bound or affected.
          (b) The execution and delivery by Parent, Sub and NewLLC of this Agreement do not, and the performance by Parent, Sub and New LLC of this Agreement shall not, require Parent, Sub or NewLLC to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for the filing of the Certificates of Merger in accordance with Delaware Law, the filing of notification and report forms under the HSR Act, such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, if applicable, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a Parent Material Adverse Effect.
     3.4 Parent Common Stock. The Parent Common Stock which constitutes the Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
     3.5 SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly, current and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since December 1, 2005 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial

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Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Parent is in all material respects in compliance with the continued listing standards of the Marketplace Rules of the Nasdaq Stock Market.
     3.6 Litigation. There is no proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.
     3.7 Cash Resources. Parent has sufficient cash resources to pay the Cash Consideration.
     3.8 Brokers’ and Finders’ Fees. Except for fees payable to Credit Suisse Securities (USA) LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.
     3.9 NewLLC. NewLLC is disregarded as an entity separate from Parent for Federal income tax purposes pursuant to section 301.7701-3(b)(1)(ii) of the Income Tax Regulations promulgated under the Code. Parent is the sole “member” of NewLLC within the meaning of Section 102(q) of the Limited Liability Company Act of the State of Delaware.
     3.10 Sub. Parent owns of record and beneficially all of the issued and outstanding capital stock of Sub. Sub was formed for the purpose of facilitating the Mergers and has not engaged, and will not engage, in any activity other than facilitating the Mergers.
     3.11 Company Stock. Neither Parent nor any related person (within the meaning of Section 1.368-1(e)(4) of the Income Tax Regulations) has acquired or will acquire prior to the Effective Time any Company Common Stock in connection with the Mergers (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations).
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the

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Company agrees to conduct the business of Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3 hereof:
          (a) cause or permit any modifications, amendments or changes to the Charter Documents or organizational documents of any Subsidiary;
          (b) undertake any expenditure, transaction or commitment exceeding $100,000 individually or in the aggregate per month to a single vendor or any Contract of the type described in Section 2.13 hereof;
          (c) pay, discharge, waive or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet or the payment of Taxes reflected on Returns filed pursuant to clause (e) below;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any Tax sharing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Return unless a copy of such Return has been delivered to Parent promptly after filing;
          (f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, excluding any credits or rebills;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock);

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          (h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person, other than as required under any employment agreement disclosed in Section 2.23 of the Disclosure Schedule;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;
          (j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (k) incur any indebtedness for borrowed money, excluding indebtedness to vendors incurred in the ordinary course of business in amounts that do not exceed $100,000 in the aggregate with respect to each such vendor, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person, except for any amounts borrowed by the Company pursuant to the SVB Loan Agreement; provided that such borrowed amounts shall not cause the aggregate principal balance of outstanding amounts borrowed under such agreement to exceed $9 million provided, however, that the Company may not borrow any amounts pursuant to the SVB Loan Agreement without seven (7) Business Days prior written notice to Parent.
          (l) waive or release any right or claim of the Company for an amount in excess of $50,000 individually or $100,000 in the aggregate, including any write-off or other compromise of any account receivable of the Company;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets for an amount in excess of $50,000 in the aggregate;
          (n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options or the conversion of Company Preferred Stock;
          (o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect

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to the Intellectual Property of any Person, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business;
          (p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;
          (r) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;
          (s) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule, except in the ordinary course of business consistent with past practice;
          (t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;
          (u) grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;
          (v) except as otherwise provided in Section 5.19 hereof, adopt, amend or terminate any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements or plans outstanding on the date hereof that have been previously been disclosed in writing to Parent or as required by law or court order;

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          (w) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (x) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options;
          (y) hire, offer to hire or terminate without cause any employee, except for replacements in existing employment positions on the date hereof that are below a director level title, or intentionally encourage any Key Employee to resign from the Company;
          (z) promote or demote or otherwise change the employment status or titles of any employee;
          (aa) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (bb) cancel, amend or renew any insurance policy, other than the renewal of existing policies on substantially similar terms and conditions; or
          (cc) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(bb) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     4.2 No Solicitation.
          (a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, Stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any agreement with any person relating to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above.

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          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal (to the extent disclosure of the terms of such Acquisition Proposal does not breach any non-disclosure agreement existing prior to the date hereof). In no event will the Company accept or enter in any Acquisition Proposal prior to the Expiration Date, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended during the period prior to the Expiration Date.
          (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the individuals identified below, and Parent shall acknowledge such request promptly upon receipt and in any event respond to such request within three (3) Business Days. If the Company does not receive Parent’s acknowledgement within one (1) Business Day, it shall submit a second request to each of the individuals identified below.
Katy Murray
Telephone: (925) 452-3648
Facsimile: (925) 452-3001
E-mail address: kmurray@taleo.com
Michael Boese
Telephone: (925) 452-3710
Facsimile: (925) 452-3001
Email address: mboese@taleo.com

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ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company, and Parent shall be liable for any breaches by any such Persons), (ii) all other information concerning the business and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees (subject to restrictions imposed by applicable law) of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Parent will provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof.
     5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Confidentiality and Non-Use Agreement dated August 21, 2007 (the “Nondisclosure Agreement”), between the Company and Parent. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock in violation of applicable securities laws.
     5.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market.
     5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated

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hereby, to cause all conditions to the obligations of the other parties hereto to effect the Mergers to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices; provided further, (aa) the Company shall not be required to agree to the imposition of any limitation on the ability of the Company to conduct its businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of its businesses (any such action described in (x), (y), (z) or (aa) an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.
     5.5 Notification of Certain Matters. Parent and the Company shall give prompt notice to the other parties to this Agreement of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
     5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Mergers and the transactions contemplated hereby.
     5.7 Delivery of Monthly Financial Statements. The Company shall deliver, within fifteen (15) days of the end of each month, a consolidated balance sheet as of the end of such month, and the related consolidated statements of income, cash flow and stockholders’ equity for the one (1) month period then ended (the “Monthly Financials”), which Monthly Financials will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein (except that the Monthly Financials shall not contain footnotes and other presentation items that may be required by GAAP).

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     5.8 Stockholder Approval; Fairness Hearing.
          (a) As promptly as reasonably practicable following the execution of this Agreement, Parent and the Company agree to prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the First Merger shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”).
          (b) The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the First Merger pursuant to Section 3(a)(10) of the Securities Act in accordance with Section 5.8(a) hereof or pursuant to Rule 502(b)(2) of Regulation D under the Securities Act in accordance with this Section 5.8(b) hereof, as applicable. Parent shall cooperate with, and provide information requested by the Company in connection with, the Information Statement. The Company shall cooperate with, and provide information requested by Parent in connection with Parent’s application for the California Permit or in respect of any registration statement filed in accordance with subsection (ii)(A) or (B) below. The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith to use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. In the event that, after working in good faith and with commercially reasonable efforts to obtain the California Permit, Parent determines, in its reasonable judgment, that it is not able to receive the California Permit under terms that permit the timely close of the transactions contemplated by this Agreement, Parent shall issue to the Company a notice (the “Parent Election Notice” and an “Abandonment Notice”) that it is abandoning the process and may, only after reasonable consultation with the Company, abandon the application for the California Permit. In the event that, after working in good faith and with commercially reasonable efforts to obtain the California Permit and on or after the date which is the earlier of (i) 45 days after the date of filing of the California Permit or (ii) 50 days after the date of this Agreement, the Company determines, in its reasonable judgment, that Parent may not be able to receive the California Permit that permits the timely close of the transactions contemplated hereunder, the Company shall issue to the Parent a notice (the “Company Election Notice”) that it is considering instructing Parent to abandon the California Permit process. Upon the earlier to occur of the delivery of the Parent Election Notice to the Company, or the Company Election Notice to Parent, Parent will consult with its counsel, who in turn shall consult with the Company’s counsel, regarding the availability of an exemption from registration to issue shares of Parent Common Stock contemplated hereby, and advise the Company, within five (5) Business Days of delivery of the Parent Election Notice or the Company Election Notice, as the case may be (the “Offering Determination Notice”) of the availability of such exemption, and Parent shall rely on counsel’s determination of whether such an exemption is available. Within five (5) Business Days of receipt of the Offering Determination Notice (the “Company Determination Date”), the Company will provide

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written notice to Parent (the “Company Instruction Notice”) instructing Parent, and in accordance with such instruction, Parent will, either (i) continue the California Permit process consistent with the terms of this Section 5.8, or (ii) abandon the California Permit process and (A) if Parent is able to rely on an exemption from registration to issue the shares which results in the shares being deemed to be restricted securities under the Securities Act, then instruct Parent to file a registration statement on Form S-3, within fifteen (15) Business Days after the date of the Company Instruction Notice, to register the secondary offering of such shares (or if at the time of filing Parent does not meet the eligibility requirements of Form S-3, then such registration statement shall be on Form S-1, in which case such registration statement on Form S-1 will be filed as soon as practicable), and Parent shall exercise commercially reasonable efforts to have the registration statement declared effective within sixty (60) days after the Closing Date, or (B) if counsel reasonably determines, after consultation with counsel for the Company, that such exemption from registration as per Subsection (ii)(A) immediately above is not available, Parent shall, within ten (10) Business Days after the date of the Company Instruction Notice, file a registration statement on Form S-4 to register the initial issuance of the shares of Parent Common Stock to the Stockholders as a primary offering of securities and Parent shall exercise commercially reasonable efforts to have the registration statement declared effective within sixty (60) days after the filing of the Form S-4. If the Company Instruction Notice instructs Parent to abandon the California Permit process and proceed under clause (A) or (B) above, it shall be deemed an “Abandonment Notice.”
          (c) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.
          (d) As promptly as practicable after the receipt of a California Permit, but in no event longer than two (2) Business Days from the receipt of a California Permit or the issuance of the Company Instruction Notice, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption as provided by Delaware Law and the Charter Documents. Such submission, and any proxy or consent in connection therewith, (1) shall include a solicitation of Requisite Stockholder Vote and (2) shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (x) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount and the Employee Severance Amount into the Escrow Fund, and the Expense Escrow Amount into the Expense Escrow Account, as contemplated by Section 1.9(a)(i) hereof and (y) in favor of the appointment of Derek Mercer as Stockholder Representative, under and as defined in this Agreement.
          (e) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the First Merger and this Agreement, including the Information Statement and if required pursuant to Section 5.8(g) any materials submitted to the Stockholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent and shall include information regarding the Company, the terms of the First Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the First Merger and this Agreement, including each of the matters set forth in Section 5.8(d) hereof and if required pursuant to Section 5.8(g), the 280G Approval. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been

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consented to in writing by Parent prior to such inclusion. The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law; provided that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Sub for the express purposes of including in such Soliciting Materials.
          (f) The Company shall obtain the consent of its Stockholders holding the Requisite Stockholder Vote to enable the Closing to occur as promptly as practicable following the date hereof. Promptly following receipt of written consents of its Stockholders constituting the Requisite Stockholder Vote, the Company shall deliver notice of the approval of the First Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of Delaware Law (the “Stockholder Notice”). In the event the Company holds a meeting of Stockholders to obtain approval of the remaining Stockholders, the Company shall consult with Parent regarding the date of the Stockholders’ meeting (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of the Parent.
          (g) In addition, the Company shall promptly submit to the Stockholders for approval (in a manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the Stockholder vote.
          (h) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the First Merger, this Agreement and the transactions contemplated hereby, including if required pursuant to Section 5.8(g), the 280G Approval, and its unanimous recommendation to the Stockholders to vote in favor of the principal terms of this Agreement, the First Merger, the Certificates of Merger and the transactions contemplated by this Agreement and the Certificate of Merger and pursuant to Section 5.8(g), the 280G Approval.
     5.9 Merger Notification.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) any filings required under U.S. or foreign laws or regulations applicable to mergers or

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acquisitions involving foreign parties. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.9 to comply in all material respects with applicable law.
          (b) The Company and Parent (and/or any applicable Stockholder of the Company) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.9(a) and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.9.
          (c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.9(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
     5.10 Notice to Holders of Company Options. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6 under all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents.
     Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.10 shall be subject to review and approval by Parent.
     5.11 Consents. The Company shall use its best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the First Merger or the Second Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time and after the effective time of the Second Merger. Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a

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consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, unless otherwise agreed to by Parent and the Company, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same. The Company shall also obtain and deliver to Parent from each of the landlords under leases of premises containing more than 25,000 square feet an estoppel certificate, in a form reasonably acceptable to Parent, certifying (i) that the form of the applicable Lease Agreement delivered by the Company to Parent is a true, correct and complete copy of such Lease Agreement and is in full force and effect, that such Lease Agreement has not been modified and that no material rights have been waived thereunder, (ii) the aggregate monthly rental then payable thereunder, and (iii) that, to such landlord’s knowledge, there exist no defaults on the part of any party to the Lease Agreement or specifying the nature of any such defaults, and providing such further information about the Lease Agreement or the applicable premises as may be reasonably required by Parent.
     5.12 Restrictions on Transfer. All certificates representing Parent Common Stock deliverable to any Stockholder of the Company pursuant to this Agreement and in connection with the First Merger shall be freely tradeable as of the Effective Time (subject to the provisions of Section 5.8 hereof) and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall not bear any legend which prohibits or restricts a Stockholder’s ability to transfer such shares, except for those Stockholders who are subject to restrictions on transfer pursuant to the terms and conditions of the Lock-up Agreements.
     5.13 Termination of Agreements. The Company shall terminate each of the agreements listed on Schedule 5.13 hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving LLC will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.
     5.14 Proprietary Information and Inventions Assignment Agreement. The Company shall cause each current employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service. The Company shall cause each current consultant or contractor of the Company to have entered into and executed, and each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.
     5.15 New Employment Benefits. As of the Effective Time, all current employees of the Company shall continue as employees of the Surviving Corporation or Parent or any subsidiary of Parent, as Parent directs. Continuing Employees shall be eligible to receive employee benefits on substantially the same basis in the aggregate as similarly situated current employees of Parent and its subsidiaries;

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provided, that, in Parent’s discretion, for a period not to exceed twelve (12) months, Parent may provide Continuing Employees with benefits in accordance with one or more of the Company’s employee benefits in effect prior to the Effective Time; provided, further, that the severance benefits for Continuing Employees subject to Offer Letters shall be as provided in such Offer Letters. For purposes of employee benefits for Continuing Employees, Parent shall cause its employee benefit plans to recognize service with the Company and its subsidiaries prior to the Effective Time for eligibility, participation, and vesting but not for benefit accruals under any defined benefit plan, if any. To the extent permitted by Applicable Law, Parent shall, or shall cause the Parent sponsored plan to, use commercially reasonable efforts to waive any pre-existing condition exclusions (if the condition was covered under the Company’s Employee Plans) and provide that any expenses incurred on or before the Effective Time by a Company employee (or such Company employee’s dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.
     5.16 Employment Agreements. Prior to or concurrent with execution of this Agreement, the Company shall cause the Key Employees to execute and deliver to Parent an Employment Agreement.
     5.17 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company to execute a resignation letter effective as of the Effective Time.
     5.18 S-8 Registration. Within thirty (30) days after the Closing Date, Parent agrees to (a) file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.6(c) hereof that are eligible to registered on Form S-8, and (b) issue a prospectus for the Plan (in accordance with the relevant requirements of all applicable securities laws) to each holder of a Company Option. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any assumed Company Option remains outstanding.
     5.19 Termination of Certain Company Employee Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”) and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans and 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plan(s) and 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date with respect to 401(k) Plan(s) and as of no later than immediately prior to the Closing with respect to Severance Plan(s)) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Severance Plan(s) and 401(k) Plan(s) as Parent may reasonably require. In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or fees other than ordinary administrative expenses and notice periods (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. The Company shall

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pay all 401(k) Fees prior to Closing and, to the extent not paid by the Company, Parent shall be entitled to indemnification for all such 401(k) Fees under Article VII hereof.
     5.20 Expenses. Whether or not the Mergers are consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses. Parent shall be entitled to indemnification for Excess Third Party Expenses, in accordance with Section 7.2(a)(v), which amounts shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount. Notwithstanding the foregoing, (i) all Third Party Expenses of the Company that are not Excess Third Party Expenses shall be paid at the Closing in accordance with Section 1.6(h) of this Agreement and (ii) all fees relating to any filing by the Company or Parent under the HSR Act or U.S. or foreign laws or regulations applicable to mergers or acquisitions shall be (1) paid by Parent, provided such fees do not exceed $45,000, or (2) split equally between Parent and the Company in the event such fees exceed $45,000 and, for the avoidance of doubt, the Company’s portion of such fees shall not be deemed Third Party Expenses of the Company. Parent shall pay all required filing fees to the FTC, DOJ or appropriate foreign bodies, as applicable, on behalf of both Parent and the Company and, within one Business Day following such payment, the Company shall reimburse Parent for one-half of the amount of such filing fees (the aggregate of all such amounts, the “Company Filing Fee Obligation”).
     5.21 Closing Disbursements. The Company shall deliver to Parent and the Exchange Agent three (3) Business Days prior to the Closing Date a copy of Section 2.2(a)(i) the Disclosure Schedule, updated as of the date it is delivered to Parent and Exchange Agent, supplemented to include for each Stockholder, in addition to the information set forth in Section 2.2(a)(i) the Disclosure Schedule, (a) the Pro Rata Portion applicable to such Person, (b) pursuant to Section 1.6, the number of shares of Parent Common Stock to be issued to each holder (specifying (1) the number of shares to be issued to each holder pursuant to Section 1.9 and (2) the number of shares to be deposited in the Escrow Fund on behalf of such holder) and amount of cash to be paid to each holder (specifying (1) the amount of cash to be paid to such holder pursuant to Section 1.9, (2) the amount of cash to be deposited in the Escrow Fund on behalf of such holder with respect to the Employee Severance Amount, and (3) the amount of cash to be deposited on behalf of such holder in the Expense Escrow Account), and (c) the number of Parent Shares and amount of cash, if any, to be paid by the Stockholder in settlement of tax withholding obligations pursuant to Section 1.6(e), and which shall be certified as true and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing.
     5.22 Treatment as a Reorganization. Each of Parent, Sub and New LLC covenants and agrees that none of Parent, Sub, First-Step Corporation or Surviving LLC shall take or permit or suffer any of their Affiliates or related persons (within the meaning of Section 1.368-1(e)(4) of the Income Tax Regulations) to take any action (including the failure to file the Certificate of Second Merger immediately after filing the Certificate of First Merger) on or after the Closing Date which would cause the transactions contemplated by this Agreement to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Neither Parent nor any related person (within the meaning of Section 1.368-1(e)(4) of the Income Tax Regulations) has any plan or intention to redeem or acquire any of the Parent Common Stock issued pursuant to the Mergers. Notwithstanding the foregoing, Parent may purchase shares of Parent Common Stock pursuant to one or more share repurchase plans satisfying the requirements of Revenue Ruling 99-58 (1999-2 C.B. 701). Parent or a member of its qualified group (within the meaning of Section 1.368-1(d)(4)(ii) of the Income Tax Regulations) intends to continue the “historic business” of the Company or use a “significant portion” of the Company’s “historic business

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assets” in a business following the Mergers, within the meanings of Section 1.368-1(d) of the Income Tax Regulations.
     5.23 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.23 hereto.
     5.24 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the First Merger. The respective obligations of the Company, Parent and Sub to effect the First Merger shall be subject to the satisfaction, at or prior to the Effective Time, any of which may be waived, in writing, by the Company, Parent and Sub, of the following conditions:
          (a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting or preventing consummation of the Mergers.
          (b) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all approvals required to be obtained under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties prior to the Mergers in connection with the transactions contemplated hereby have been obtained.
     6.2 Conditions to the Obligations of Parent, Sub and NewLLC. The obligations of Parent and Sub to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent, Sub and NewLLC:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

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          (b) No Material Adverse Effect. Since the Current Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.
          (c) Stockholder Approval. Stockholders constituting the Requisite Stockholder Vote, and holding not less than 90% of the issued and outstanding shares of Capital Stock of the Company, shall have approved this Agreement, the Certificate of Merger, the First Merger, and the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative and the deposit of the Escrow Amount and the Employee Severance Amount into the Escrow Fund and the deposit of the Expense Escrow Amount into the Expense Escrow Account.
          (d) Unanimous Board Approval. The Board of Directors of the Company shall have unanimously approved this Agreement, the Certificates of Merger, the Mergers and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.
          (e) 280G Stockholder Approval. With respect to any payments and/or benefits that the Company (after consultation with Parent) reasonably determines may constitute “excess parachute payments” under Section 280G of the Code, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “excess parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “excess parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”
          (f) Dissenters’ Rights. The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no Stockholder will be able to exercise dissenters’ rights if such Stockholder has not perfected such dissenters’ rights prior to Closing, and Stockholders holding no more than five percent (5%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the First Merger.
          (g) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Mergers or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.
          (h) Securities Law Compliance. Either (i) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit, (ii) Parent shall have complied with the requirements of one or more other exemptions from registration under the Securities Act in connection with the issuance of Parent Common Stock in the First Merger, which exemption shall result in the shares being freely tradable, subject to Section 5.8 hereof in which case an S-3 may be filed after the Closing Date in compliance with

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the terms of such section, and compliance with Rule 145 of the Securities Act, as of the Closing Date, or (iii) a registration statement relating to the issuance of Parent Common Stock in the First Merger shall have been declared effective by the SEC.
          (i) Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.
          (j) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 5.13 hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.
          (k) Executed Payoff Letter. The Company shall have delivered to Parent a duly and validly executed payoff letter, in form and substance reasonably acceptable to Parent, from Silicon Valley Bank with respect to the SVB Loan Agreement.
          (l) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and, subject to the limitations set forth in this Agreement, former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.
          (m) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Parent.
          (n) Termination of 401(k) Plans and Severance Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.19 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Plans referred to in Section 5.19 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date with respect to 401(k) Plan(s) and as of not later than immediately prior to the Closing with respect to Severance Plan(s), and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.19 hereof.
          (o) 280G Waivers. Each Person who is reasonably likely to receive any payments and/or benefits referred to in Section 5.8(g) hereof shall have executed and delivered to the Company a 280G Waiver, each in the form attached hereto as Exhibit H (a “280G Waiver”), and such 280G Waiver shall be in effect immediately prior to the Stockholder vote contemplated by Section 5.8.
          (p) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 1.6(a)(lviii) hereof three (3) Business Days prior to the Closing Date and such Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Financial Officer.

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          (q) Closing Disbursements. Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the closing disbursements pursuant to Section 5.21, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (r) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 5.23 hereto.
          (s) Legal Opinion. Parent shall have received a legal opinion from Seyfarth Shaw LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit I.
          (t) Audit. Parent shall have received from the Company an audited consolidated balance sheet as of January 31, 2008, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Closing Financials”).
          (u) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) the representations and warranties of the Company in this Agreement were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date);
               (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing;
               (iii) the condition to the obligations of Parent and Sub set forth in Section 6.2(b) has been satisfied (unless otherwise waived in accordance with the terms hereof);
               (iv) the attached Statement of Expenses and disbursement schedule delivered pursuant to Section 1.6(a)(lviii) and Section 5.21 are true, correct and complete.
          (v) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the First Merger and the transactions contemplated hereunder and the additional matters identified in Section 5.8(d) and, if required, Section 5.8(g) hereof, were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted and approved the First Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

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          (w) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.
          (x) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction listed in Schedule 6.2(x), all of which are dated within two (2) Business Days prior to the Closing.
          (y) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
     6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date), and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) Certificate of Parent. The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and Sub in this Agreement were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date);
               (ii) Parent, Sub and NewLLC have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and
               (iii) the condition to the obligations of the Company set forth in Section 6.3(c) has been satisfied (unless otherwise waived in accordance with the terms hereof).
          (c) No Material Adverse Effect. Since December 31, 2007, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Parent Material Adverse Effect.

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          (d) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Parent, substantially in the form attached hereto as Exhibit J.
          (e) Board Approval. The Board of Directors of Parent shall have approved this Agreement, the Mergers and the transactions contemplated hereby and thereby, which approval shall not have been altered, modified, changed or revoked.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
     7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the twelve (12) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely and the representations and warranties in Section 2.12 hereof (under the heading “Tax Matters”) shall survive until the expiration of the applicable statute of limitations (collectively with the representations and warranties in Section 2.2 and Section 2.4, the “Specified Representations”); provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct. The representations and warranties of Parent and Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing; provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct.
     7.2 Indemnification.
          (a) The Stockholders agree to severally and not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving LLC (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving LLC), directly or indirectly, as a result of the following:
               (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, solely for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein),

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               (ii) any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement,
               (iii) any fraud, gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company,
               (iv) any Dissenting Share Payments,
               (v) any Excess Third Party Expenses,
               (vi) the Employee Severance Amount,
               (vii) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the First Merger or Second Merger or for any such agreement to remain in full force or effect following the Effective Time, and
               (viii) any 401(k) Fees that the Company fails to pay prior to the Closing.
The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving LLC or Parent with respect to any Loss claimed by an Indemnified Party; provided, however, that any rights to which a director or officer is otherwise entitled pursuant to the indemnification agreements disclosed on Schedule 7.2(b) or any applicable insurance policy or Delaware law shall not be affected by this Article VII.
     7.3 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.3(b) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to such Stockholder’s Pro Rata Portion of the Escrow Fund.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) the Specified Representations, or (ii) any fraud, gross negligence or willful misconduct by any Person (other than Parent and its affiliates), gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, or any certificates or other instruments delivered pursuant to this Agreement, each Stockholder shall be liable for (and the Escrow Fund shall not be the exclusive remedy for) all such Losses, but in the case of (i) only up to the full amount of the Merger Consideration received by such Stockholder, provided further that nothing in this Agreement shall limit the liability of any Person (including any Stockholder) for any such Losses if such Person perpetrated such fraud, gross negligence or willful misconduct. Notwithstanding anything contained herein to the contrary, no Stockholder shall be liable for any of the items set forth on Section 7.3(b) of the Disclosure Schedule as such items relate to tax years beginning with the tax year commencing on February 1, 2004 and thereafter.
          (c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or

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circumstance giving rise to such Loss prior to the Closing, except where Parent has waived a condition to Closing.
          (d) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Stockholders, or any of them, in the event that Parent issues more than the Merger Consideration to which the Stockholders, or any of them, are entitled pursuant to Article I of this Agreement.
     7.4 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount and the Employee Severance Amount (plus any New Shares as defined in Section 7.4(e)(ii)) without any act of the Stockholders, such deposit of the Escrow Amount and the Employee Severance Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount (plus any New Shares added to such Escrow Amount in accordance with Section 7.4(e)(ii)) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII; provided, however, that the Employee Severance Amount shall only be available to compensate Parent for expenses incurred in connection with payments to Angel Cabrera or Amy McGeorge as set forth below. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
          (b) Basket Amount.
               (i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.4(b), an Indemnified Party may not recover any Losses under Section 7.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a) hereof in excess of $1,000,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent and the Stockholder Representative as provided in Section 7.4(f) hereof, in which case Parent shall be entitled to recover all Losses so identified.
               (ii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to any fraud, gross negligence or willful misconduct resulting in a breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of such breach, solely for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein), (b) incurred pursuant to clauses (ii) through (ix) of Section 7.2(a) hereof, (c) relating to the Specified Representations, or (d) resulting from the failure of any Stockholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof.
          (c) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud, gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Stockholder) or as otherwise provided in

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Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.
          (d) Escrow Period; Distribution upon Termination of Escrow Period.
                (i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the date ten (10) Business Days after the Survival Date (the “Escrow Period”), and the Escrow Agent shall release the shares in the Escrow Fund and cause the shares to be delivered to the Stockholders following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative (or the Stockholder(s) in the event that indemnification is being sought hereunder directly from such Stockholder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Stockholders at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Stockholders pursuant to this Section 7.4(d) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the amount delivered to each Stockholder rounded to the nearest whole number of shares of Parent Common Stock.
          (e) Protection of Escrow Fund.
               (i) Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.
               (ii) Cash dividends, and any non-cash taxable dividends or distributions, on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

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               (iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or original Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.
          (f) Claims for Indemnification.
               (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(g) and Section 7.4(h) hereof, deliver to Parent, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund equal to such Losses (as calculated based on the Parent Trading Price). The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
               (ii) In the event that an Indemnified Party pursues a claim directly against any Company Stockholder(s) or any other Person, subject to the provisions of Section 7.3, Section 7.4(c), Section 7.4(g), and Section 7.4(h) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.
          (g) Objections to Claims against the Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.4(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate (as calculated by Parent based on the Parent Trading Price), provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”) provided further that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Stockholder Representative hereby waives the right to object to any claims against the Escrow Fund in

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respect of any Agreed-Upon Loss. The Stockholder Representative hereby authorizes the Escrow Agent to deliver shares of Parent Common Stock from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 7.4(g).
               (ii) If the Stockholder Representative (or the Stockholder(s), in the event that indemnification is being sought hereunder directly from such Stockholder(s)) does not object in writing (as provided in Section 7.4(g)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Stockholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).
               (iii) Notwithstanding anything herein to the contrary, if Parent becomes obligated to make payments to Angel Cabrera or Amy McGeorge pursuant to the Employment Agreements between Parent and such persons, Parent shall be entitled to payment of such amounts up to the Employee Severance Amount, immediately upon submission of an Officer’s Certificate(s) setting forth the amount of such payment and the Stockholder Representative shall not be entitled to object to such Officer’s Certificate(s).
          (h) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(g) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(h)(v) hereof, for which the Stockholder Representative has waived the right to object), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative or Parent fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the party selecting an arbitrator.
               (iii) Any such arbitration shall be held in Alameda County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”). The arbitrator(s) shall determine

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how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Stockholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.4(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Stockholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.
               (v) This Section 7.4(h) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, (B) the Excess Third Party Expenses Indemnification Amount, if any, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof (each of (A), (B), and (C), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(g) hereof.
          (i) Third-Party Claims. In the event that a party to this Agreement (the “Indemnified Party”) becomes aware of a third party claim (other than a claim that is the subject of an Agreed Upon Loss) (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VII, or, in the case of Parent, Parent reasonably believes may result in a demand against the Escrow Fund, the Indemnified Party shall notify the Stockholder Representative or Parent, as the case may be (the “Indemnifying Party”) of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay. The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for Losses it may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b)

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the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (c) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (d) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may, at its expense, participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party has agreed in writing to pay such fees and expenses, (b) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (c) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties; provided, further, however, that in the event that Parent reasonably believes that Losses could exceed the Escrow Amount, Parent shall conduct the defense of the Third Party Claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders, at their expense, to participate in, but not to determine or conduct, the defense of the Third Party Claim. Notwithstanding anything contained herein to the contrary, except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Stockholders directly, as the case may be, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder, subject to the provisions above.
          (j) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any

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other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated

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costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Stockholder Representative.
          (a) By virtue of the approval of the First Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Derek Mercer as its

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agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed or any change to the agency made unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent or such change. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of two-thirds in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
     7.6 Expense Escrow Account. At the Effective Time, Parent will deposit the Expense Escrow Amount into an escrow account (the “Expense Escrow Account”) maintained by an escrow agent determined by the Stockholder Representative without any act of the Stockholders. Such Expense Escrow Account shall be governed by an escrow agreement to be executed by the Expense Escrow Agent and the Stockholder Representative (the “Expense Escrow Agreement”). The Stockholder

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Representative may use the funds in the Expense Escrow Account to pay any expenses incurred by the Stockholder Representative in accordance with, and pursuant to the provisions of this Agreement (including, without limitation, any out of pocket expenses incurred as the Stockholder Representative (whether in respect of indemnification claims, the defense thereof or otherwise)). Any Expense Escrow Amount remaining after payment of all of the Stockholder Representative’s expenses following the resolution of all indemnification claims under this Article VII and/or the determination by the Stockholder Representative that such funds or a portion thereof are no longer necessary in connection with indemnification claims that may be brought hereunder, shall be distributed to the Stockholders on a pro rata basis (based on their Pro Rata Portion); provided, however, that at any time, and from time to time, in the sole discretion of the Stockholder Representative, any or all of the Expense Escrow Amount may be earlier distributed to the Stockholders. All matters relating to the Expense Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Expense Escrow Agreement, provided, however, that in the event of any conflict between the terms of this Agreement and the Expense Escrow Agreement, the terms of this Agreement shall be controlling. The Expense Escrow Account shall not be used for any purposes other than as set forth in this Section 7.6 and shall not be available to the Parent or any Person to satisfy any claims hereunder.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Subject to Section 8.2 hereof, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
          (a) by mutual agreement of the Company and Parent;
          (b) by Parent if the Support Stockholder Written Consents for each Company Support Stockholder shall have not been obtained by the Company and delivered to the Parent within 24 hours after the execution and delivery of this Agreement by the Company;
          (c) by Parent or the Company if the Closing Date shall not have occurred by November 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (d) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Mergers illegal;
          (e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Entity, which would constitute an Action of Divestiture;
          (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof

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would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (g) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(c) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections 4.2(c), 5.2, 5.3, and 5.20 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII. For purposes of clarity, nothing in Article VII shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement in the event of termination of this Agreement.
     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as

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shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:

Taleo Corporation 4140 Dublin Boulevard, Suite 400 Dublin, California 94568 Attn: General Counsel Telephone No.: (925) 452-3000 Facsimile No.: (925) 425-3001

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Mark A. Bertelsen Telephone No.: (650) 493-9300 Facsimile No.: (650) 493-6811

(b)	if to the Company or the Stockholder Representative, to:

Derek Mercer c/o Vurv Technology, Inc. 7660 Centurion Parkway, Suite 100 Jacksonville, Florida 32256 Facsimile No.: (904) 493-9146

with a copy to:

Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Attention: Charles M. Modlin, Esq. Facsimile No.: (917) 344-1224

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(c)	If to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
One California Street, Suite 2100
San Francisco, California 94111
Attention: Sheila Soares
e-mail: sheila.soares@usbank.com
Telephone No.: (415) 273-4532
Facsimile No.: (415) 273-4590
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may, upon two (2) Business Days’ prior written notice to the Company assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary as long as Parent remains primarily liable for all of Parent’s obligations hereunder and such assignment and/or delegation does not adversely affect the characterization of the Mergers as a statutory merger of the Company with and into the Parent for federal income tax purposes.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Other than as set forth above, the indemnification provisions of Article VII, including Section 7.3, are the sole and exclusive remedy of a party hereto or any other person entitled to indemnification hereunder with respect to any claim made under this Agreement.

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     9.7 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.
     9.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Alameda County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     9.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

TALEO CORPORATION

By:	/s/ Michael Gregoire

Name: Michael Gregoire
Title: President and Chief Executive Officer

VURV TECHNOLOGY, INC.

By:	/s/ Derek Mercer

Name: Derek Mercer
Title: Chief Executive Officer

DOLPHIN ACQUISITION CORPORATION

By:	/s/ Josh Faddis

Name: Josh Faddis
Title: Vice President and Corporate Secretary

PORPOISE ACQUISITION LLC

By:	/s/ Josh Faddis

Name: Josh Faddis
Title: Vice President and Corporate Counsel

U.S. BANK NATIONAL ASSOCIATION [CO]

By:	/s/ Sheila K. Soares

Name: Sheila K. Soares
Title: Vice President

STOCKHOLDER REPRESENTATIVE

/s/ Derek Mercer

Derek Mercer
[Signature Page to Agreement and Plan of Reorganization]

OMITTED ATTACHMENTS TO THE AGREEMENT AND PLAN OF REORGANIZATION
     The following attachments to the Agreement and Plan of Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Taleo hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Taleo reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION
Schedule 1.6(a)(iii)	Excluded Company Indebtedness

Schedule 1.6(a)(v)	Change of Control Employees

Schedule 1.6(a)(ix)	Excluded Company Capital Lease Obligations

Schedule 1.6(a)(xxx)	Key Employees

Schedule 5.13	Terminated Agreements

Schedule 5.23	Liens

Schedule 6.2(y)	Foreign Qualifications

Schedule 7.2(b)	Indemnification Agreements